UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 18, 2023

TARSUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39614	81-4717861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15440 Laguna Canyon Road, Suite 160

Irvine, CA 92618

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 409-9820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TARS	The Nasdaq Stock Market LLC Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2023, Tarsus Pharmaceuticals, Inc. (the “Company”) announced that Leo Greenstein would be leaving his role as the Company’s Chief Financial Officer (the “Transition”), effective as of April 24, 2023 (the “Transition Date”) and leaving his employment with the Company on June 15, 2023. The Company also announced the appointment of Jeff Farrow as the Company’s Chief Financial Officer and Chief Strategy Officer, also effective as of the Transition Date. The Company’s Board of Directors approved the Transition and appointment of Mr. Farrow on April 18, 2023.

Mr. Farrow, 61, has served as a board member of Clover Biotherapeutics since September 2021. Mr. Farrow previously served as the chief financial officer of Global Blood Therapeutics, Inc., a biopharmaceutical company, from April 2016 to December 2022 when it as acquired by Pfizer. At Global Blood Therapeutics, Inc., he was part of the team responsible for the successful regulatory approval and commercial launch of Oxbryta for the treatment of sickle cell disease. Prior to that, Mr. Farrow served as chief financial officer of ZS Pharma, Inc., a biopharmaceutical company, which was acquired by AstraZeneca in December 2015. Prior to ZS Pharma, he served as the chief financial officer at Hyperion Therapeutics, Inc., a commercial pharmaceutical company, from July 2010 until May 2015 which was acquired by Horizon Therapeutics in May 2015. He previously served as vice president of finance at Evotec AG, a drug discovery and development company. Prior to Evotec, Mr. Farrow served as vice president of finance and chief accounting officer at Renovis, Inc., a drug discovery and development company, which was acquired by Evotec AG. Earlier in his career, Mr. Farrow spent seven years working in the audit practice of KPMG LLP. Mr. Farrow holds a B.A. in business administration with a concentration in corporate finance from California State University at Fullerton and is a certified public accountant (inactive).

In connection with his appointment, the Company entered into an offer letter agreement with Mr. Farrow (the “Farrow Offer Letter”), effective as of the Transition Date. Under the terms of the Farrow Offer Letter, he will receive an initial annual base salary of $500,000 and a signing cash bonus of $100,000, with $50,000 to be paid within 30 days of his start date and the remaining $50,000 to be paid within 30 days after the 6-month anniversary of his start date, subject to Mr. Farrow’s continued employment through each such payment dates. In addition, under the terms of the Farrow Offer Letter, Mr. Farrow will be eligible for an annual incentive bonus equal to 40% of his annual base salary. Further, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (“Board”) granted Mr. Farrow a restricted stock unit (“RSU”) award, effective as of April 24, 2023 (the “Grant Date”), under the Company’s 2020 Equity Incentive Plan (the “Plan”) for shares of the Company’s common stock having a target value of $1,500,000 based on a trailing average of the Company’s closing price as of the Grant Date. 25% of the RSUs vest on each of June 15, 2024, June 15, 2025, June 15, 2026 and June 15, 2027, subject to Mr. Farrow’s continued employment on each vesting date. The Board also awarded Mr. Farrow an option award (the “Option”) under the Plan for shares of the Company’s common stock having a target value of $1,500,000, based on a trailing average of the Company’s closing price as of the Grant Date and taking into account a Black-Scholes discount percentage. The exercise price per share of the Option will be equal to the fair market value of a share of the Company’s common stock on the Grant Date.

The Farrow Offer Letter also provides that if Mr. Farrow is subject to an involuntary termination other than in connection with or 12 months after a Change in Control, he is eligible to receive severance consisting of nine months of base salary and company-paid continued benefits coverage. If the involuntary termination is in connection with or within 12 months after a change in control, he is eligible to receive accelerated vesting of the shares underlying the unvested portion of the RSU and Option and severance consisting of 12 months of base salary and company-paid continued benefits coverage, plus a lump sum bonus payment equal to (i) a prorated portion of his target bonus for the year in which his termination occurs and (ii) 100% of such target bonus.

Mr. Farrow has entered into an indemnification agreement and a proprietary information and inventions agreement, each of which is in substantially the same form as that entered into with the other officers of the Company.

Except as set forth above, there are no arrangements or understandings between Mr. Farrow and any other persons pursuant to which he was named to these positions with the Company. There are no family relationships between Mr. Farrow and any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Additionally, Mr. Farrow does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summary of the terms of the Farrow Offer Letter is qualified in its entirety by reference to the complete text of the Farrow Offer Letter, a copy of which will be filed with the Company’s Quarterly Report on 10-Q for the quarter ending June 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARSUS PHARMACEUTICALS, INC.

Date: April 24, 2023	/s/ Bobak Azamian, M.D., Ph.D.
Bobak Azamian, M.D., Ph.D.

President, Chief Executive Officer and Board Chairman
(Principal Executive Officer)